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Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

        We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 33-15680, 333-10919, 333-10965, 333-57651, 333-66149, 333-68621, and 333-35274), Form S-4 (No. 333-47633, 333-70912, 333-81694 and 333-81782) and Form S-8 (Nos. 33-4041, 33-9570, 33-12119, 33-37827, 33-56762, 33-65123, 33-83402, 333-07413, 333-30947, 333-66147, 333-67341, 333-90133, 333-90139, 333-35102, 333-41140, 333-41138, 333-66980 and 333-70912) of The Titan Corporation of our report dated April 14, 2000 relating to the consolidated financial statements (not presented separately therein) of Jaymark, Inc. (predecessor to Jaycor, Inc.), which appears in the Current Report on Form 8-K/A of The Titan Corporation dated January 21, 2002.

/s/    PricewaterhouseCoopers LLP

San Diego, California
February 4, 2002

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  Exhibit 23.2